Exhibit 99.1

Kemper Corporation 200 East Randolph Street Suite 3300 Chicago, IL 60601 kemper.com
Press Release
Kemper Announces $150 Million Accelerated Share Repurchase

CHICAGO, August 13, 2025 — Kemper Corporation (NYSE: KMPR) announced today that it has entered into an accelerated share repurchase transaction (“ASR”) under an agreement with Goldman Sachs & Co. LLC to repurchase $150 million of its outstanding common stock. The ASR will be completed under Kemper’s previously announced $550 million share repurchase authorizations.

"This accelerated share repurchase reflects our strong confidence in the business and our disciplined approach to creating shareholder value,” said Joseph P. Lacher, Jr., President and CEO. “We believe our shares are undervalued, and this transaction represents a compelling use of capital. We remain focused on executing our balanced capital deployment strategy, utilizing resources to support long-term value creation."

Under the ASR agreement, on August 14, 2025, Kemper will pay $150 million to Goldman Sachs and expects to receive an initial delivery of 2,279,203 shares of Kemper common stock, representing a significant majority of the shares of Kemper common stock it expects to repurchase under the ASR agreement. The total number of shares to be repurchased pursuant to the ASR agreement will be based on the volume-weighted average price of Kemper common stock on specified dates during the term of the ASR agreement, less a discount, and subject to customary adjustments pursuant to the terms and conditions of the ASR agreement.

The transactions under the ASR agreement are expected to be completed within approximately three months.

About Kemper

The Kemper family of companies is one of the nation's leading specialized insurers. With approximately $13 billion in assets, Kemper is improving the world of insurance by providing affordable and easy-to-use personalized solutions to individuals, families and businesses through its Kemper Auto and Kemper Life brands. Kemper serves over 4.7 million policies, is represented by approximately 24,000 agents and brokers, and has approximately 7,500 associates dedicated to meeting the ever-changing needs of its customers. Learn more about Kemper.

Contacts
Investors: Michael Marinaccio, 312.661.4930, investors@kemper.com
Media:      Barbara Ciesemier, 312.661.4521, bciesemier@kemper.com